                         HYPERLIGHT NETWORK CORPORATION
                            INTERIM FUNDING AGREEMENT


         This INTERIM FUNDING AGREEMENT is made as of this 13th day of September, 1999 between Hyperlight Network Corporation, a Delaware corporation ("HLN"), and Telecom Wireless Corporation ("TWC").

         In consideration of HLN's agreement to assist TWC in making arrangements by which TWC may acquire equity in Vision Tek, L.P. from certain limited partners of Vision Tek, L.P., and for other good and valuable consideration (the sufficiency of which both TWC and HLN acknowledge), TWC agrees to pay to HLN of the amount of $1,200,000 (which payment will be made in accordance with the schedule set forth in paragraph 1, below.

         1. PAYMENT SCHEDULE. This rights granted in this Agreement will expire immediately if TWC fails to make any of the following payments to HLN, and any equity purchased or otherwise acquired by TWC in Vision Tek, L.P. or HLN will be deemed to have waived any economic rights or voting rights until payment has been made in full, plus interest thereon at 1.5% per month from the date the payment was originally due and which will be in default unless paid within fifteen days of the date due:

         (a) $300,000 on or before September 10, 1999 (for the period September 1, 1999 through December 1, 1999;
         (b)      $300,000 on or before December 1, 1999;
         (c)      $300,000 on or before March 1, 2000; and
         (d)      $300,000 on or before June 1, 2000.

Such payments will be due whether or not TWC has acquired any equity in Vision Tek, L.P. or HLN. If TWC does not acquire any interest in Vision Tek, L.P. or HLN, all payments HLN received as a result of this Interim Funding Agreement will be converted to debt on HLN's books. Such debt will bear interest at 8% per annum, and repayment of such debt will be made in level payments over a 24 month period commencing on the first day of the month after HLN has recognized six months of positive cash flow. These payments will be in default unless paid within thirty days of the date due, and the obligation to make payment will be represented by a promissory note in standard commercial form. If HLN has not received positive cash flow during the 24 months following the termination of this agreement, TWC will be granted a preferential liquidation right in a form to be negotiated, in addition to the requirement that the amount be repaid after sufficient positive cash flow has been received. For the purposes of this paragraph, the term "positive cash flow", means earnings before income taxes, depreciation, and amortization determined in accordance with generally accepted accounting principles, consistently applied, and after subtracting the principal portion of any debt service obligation.

2. NONTRANSFERABILITY OF RIGHTS. The rights granted herein may not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way (whether by operation of law or otherwise) except with the written consent of the other party, which consent may not be

HYPERLIGHT NETWORK CORPORATION INTERIM FUNDING AGREEMENT                  PAGE 1
unreasonably withheld. HLN acknowledges that TWC is engaged in certain negotiations for a business combination with FlashNet. HLN hereby accepts an assignment of this agreement to FlashNet in conjunction with a completion of such business combination. HLN agrees to keep all material non-public information received in regard to TWC's proposed business combination with FlashNet confidential.

Any assignment, transfer, pledge, hypothecation or other disposition of the rights or any attempt to make any such levy of execution, attachment or other process will cause the rights, automatically and without any action by HLN, to terminate immediately upon the happening of any such event, provided, however, that any such termination of the rights or either of them under the foregoing provisions of this Section will not prejudice any rights or remedies which HLN may have under this Agreement or otherwise.

         3. ACQUISITION OF INTERESTS IN VISION TEK, L.P. or HLN. TWC agrees, represents and warrants that it will acquire all interests in Vision Tek, L.P. or HLN that he may acquire from the owners thereof in compliance with all applicable federal and state laws regulating the offer and sale of securities.

         4. NOTICES. All notices under this Agreement are to be delivered by
(i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing notice, (ii) telecopying the notice by using the telephone number set forth below or any other telephone number as the party may designate by providing notice, (iii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing notice, or (iv) hand delivery to the individual designated below or to any other individual as the party may designate by providing notice. The notice shall be deemed delivered (i) if by registered mail, four (4) days after the notice's deposit in the mail, (ii) if by telecopy, on the date the notice is delivered, (iii) if by overnight delivery service, on the day of delivery, and (iv) if by hand delivery, on the date of hand delivery.

If to HLN:

HyperLight Network Corporation
188 North Lake Drive
Naples, Florida 34102
Attention: J. Mark Strong - President
Telecopy No.: 941-403-3528

with a copy (which does not constitute notice) to:

Norton - Lidstone, LLC
Suite 850, The Quadrant
5445 DTC Parkway
Englewood, CO 801 11
Attn: Herrick K. Lidstone, Jr., Esq.


HYPERLIGHT NETWORK CORPORATION INTERIM FUNDING AGREEMENT                  PAGE 2

Telecopy: 303-221-5553

and to

Wollins, Hellman & Green
720 South Colorado Blvd
Suite 620-S
Denver, CO 80222
Attn: David H. Wollins, Esq.
Telecopy: 303-758-81 11


If to TWC:

Telecom Wireless Corporation
5299 DTC Blvd, 12" Floor
Englewood, CO 801 11
Attention: Jay W. Enyart, Esq. - Corporate Counsel
Telecopy No.: 303-357-0190

         5. GOVERNMENTAL AND OTHER REGULATIONS. The exercise of the rights, and TWC's and HLN's performance of their respective obligations hereunder is subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency which may, in the opinion of counsel, be required.

         6. CORPORATE APPROVALS. By executing this Agreement, the undersigned represent and warrant to the other that it has obtained all necessary corporate approvals, and that this agreement is a legal, valid, and binding agreement of the respective signatories.

IN WITNESS WHEREOF, HLN and TWC have caused this Agreement to be executed in their respective names by their respective Presidents, as of the date first above written.

HYPERLIGHT NETWORK CORPORATION                  TELECOM WIRELESS CORPORATION
(Seal)

By:  /s/ J. Mark Strong                         By:  /s/ James C. Roberts
   ---------------------------------               --------------------------
   J. Mark Strong, President                       James C. Roberts, President









HYPERLIGHT NETWORK CORPORATION INTERIM FUNDING AGREEMENT                  PAGE 3